EXHIBIT 99.770(17)


                                   FORM 10f-3

                              THE BLACKROCK FUNDS

                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES

1. Name of Purchasing Portfolio: BlackRock Preferred Opportunity Trust (BPP), BlackRock Preferred and Equity Advantage Trust -- Preferred Sleeve (BTZ-PREF), BlackRock Preferred & Corporate Income Strategies Fund, Inc.
     (PSW), BlackRock Preferred Income Strategies Fund, Inc.(PSY)

2.   Issuer: Northern Rock

3.   Date of Purchase: 6/18/07

4.   Underwriter from whom purchased: Lehman Brothers Inc.

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith Incorporated

6.   Aggregate principal amount of purchased (out of total offering):

     28.75mm (650mm)

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering):

     40mm (650mm)

8.   Purchase price (net of fees and expenses): $100

9.   Date offering commenced: 6/18/07

10.  Offering price at end of first day on which any sales were made:

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11.  Have the following conditions been satisfied:

                                                                    YES       NO
                                                                    ---       --

     a.   The securities are part of an issue registered under the
          Securities Act of 1933, as amended, which is being
          offered to the public, OR are Eligible Municipal
          Securities, OR are securities sold in an Eligible
          Foreign Offering OR are securities sold in an Eligible
          Rule 144A Offering OR part of an issue of government
          securities.                                                X
                                                                    ---      ---

     b.   The securities were purchased prior to the end of the
          first day on which any sales were made, at a price that
          was not more than the price paid by each other
          purchaser of securities in that offering or in any
          concurrent offering of the securities (except, in the
          case of an Eligible Foreign Offering, for any rights to
          purchase required by laws to be granted to existing
          security holders of the Issuer) OR, if a rights
          offering, the securities were purchased on or before
          the fourth day preceding the day on which the rights
          offering terminated.                                       X
                                                                    ---      ---

     c.   The underwriting was a firm commitment underwriting.       X
                                                                    ---      ---

     d.   The commission, spread or profit was reasonable and
          fair in relation to that being received by others for
          underwriting similar securities during the same period.    X
                                                                    ---      ---

     e.   In respect of any securities other than Eligible
          Municipal Securities, the issuer of such securities has
          been in continuous operation for not less than three
          years (including the operations of predecessors).          X
                                                                    ---      ---

     f.   Has the affiliated underwriter confirmed that it will
          not receive any direct or indirect benefit as a result
          of BlackRock's participation in the offering?              X
                                                                    ---      ---

Approved:           Dan Chen                 Date: 6/25/07
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